Exhibit 99.1

DioGenix Spins Off from Parent Company

Nerveda Acquires and Will Finance the Development of Non-Invasive Molecular Diagnostics

GAITHERSBURG, Md.--(BUSINESS WIRE)--DioGenix Inc. today announced its sale to Nerveda, Inc., a privately held specialty pharmaceutical and diagnostic company. As consideration for acquiring all of the outstanding stock of DioGenix, Ore Pharmaceuticals, Inc. (NASDAQ: ORXE), the former parent company of DioGenix, received an undisclosed amount of cash, as well as a small royalty on sales of a multiple sclerosis (MS) diagnostic.

Pursuant to the stock purchase agreement, Nerveda will fund DioGenix with at least $5 million to accelerate and expand the company’s proprietary programs, led by blood-based tests for the diagnosis and clinical management of MS.

The DioGenix senior management team will continue in their current roles supported by financial and strategic management resources provided by Nerveda. Larry Tiffany, President and Chief Executive Officer of DioGenix, said, “Nerveda’s support provides an exceptional opportunity for DioGenix to build on our promising early results in developing the first FDA-approved blood test for MS. This program is merely the first example of how our approach can quickly and reliably lead to the development of molecular diagnostics.”

Cam Gallagher, President and Chief Executive Officer of Nerveda, said, “The core diagnostic development assets of DioGenix, coupled with the experience set of the management team, provide a unique platform to develop a broad range of useful new tests. DioGenix neurological focus fits well with many of our projects which target the development of new neuroprotective therapies.”

About DioGenix

DioGenix Inc. is a molecular diagnostics enterprise focused on the development and commercialization of novel, non-invasive, diagnostic, prognostic and treatment response monitoring tests. DioGenix utilizes a unique set of assets and capabilities to identify and develop biomarkers that correlate with disease activity and therapeutic response. Over time, DioGenix plans to utilize its unique assets and capabilities to develop a broad range of tests for indications of significant clinical relevance. For more information, visit www.diogenix.com.

About Nerveda

Nerveda is a privately funded specialty pharmaceutical and diagnostic company focused on improving the quality of life for patients suffering from neurodegenerative diseases and their caregivers. Nerveda supports the clinical development of products licensed from Johns Hopkins University, including neuroprotective compounds and stem cell therapeutics that show promise in treating auto-immune disorders.

CONTACT:
DioGenix
Larry Tiffany, Chief Executive Officer,
240-361-4438
ltiffany@diogenix.com
or
Nerveda
Cam Gallagher, President & Chief Executive Officer,
858-705-2365
cgallagher@nervedabio.com